EXHIBIT 99.9

CONSENT OF THOMAS TIGNINO

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, I, Thomas Tignino, hereby consent to be named as a prospective director of First California Financial Group, Inc. (“FCFG”) in the Registration Statement on Form S-4 of FCFG, dated October 23, 2006, and any subsequent amendments thereto.

Signature:	/s/ THOMAS TIGNINO
Name:	Thomas Tignino

Dated: October 20, 2006